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                                                                     EXHIBIT 3.1

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              HOME BANCSHARES, INC.

     Pursuant to the Arkansas Business Corporation Act, Home Bancshares, Inc. does hereby adopt the following Restated Articles of Incorporation:

FIRST:   The name of the corporation is Home BancShares, Inc.

SECOND: The nature of the business of this Corporation and the objects and purposes purposed to be transacted, promoted or carried on by it are as follows, to-wit:

               (a) To act as a holding company and to acquire and own stock or other interest in other businesses of any lawful character, including specifically banks, mortgage loan and servicing businesses, factoring businesses, and other financially oriented businesses; and as shareholder or as owner of other interest in such businesses, to exercise all rights incident thereto;

               (b) To do all things herein set forth, and in addition, all such other acts and things necessary or convenient or intended for the attainment of any of the purposes of this Corporation and to participate in, engage in, carry on and conduct any business that a natural person lawfully might or could do insofar as such acts and business undertakings are permitted to be done by a corporation organized under the general corporation laws of the State of Arkansas, with all powers conferred upon corporations, specifically or by inference, under the laws of the State of Arkansas.

THIRD: The authorized capital stock of this corporation shall consist of 3,000,000 shares of common stock having a par value of $1.00 per share.

FOURTH: The Chairman and Secretary of the corporation shall have the authority on behalf of the corporation to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions on the future transfer (whether inter vivos, by inheritance or testamentary gift), hypothecation or other disposition of its shares;
         (b) granting purchase options to the corporation or its shareholders; or (c) requiring the corporation or its shareholders to purchase such shares upon stated contingencies. In addition, any and all of such restrictions, options or requirements may be imposed on all shares of the corporation, issued and unissued, upon the unanimous resolution of the Board of Directors and the consent of all stockholders as of the date of the Board's resolution.

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FIFTH:   The registered office of this corporation shall be located at 945 Salem
         Road, Conway, Faulkner County, Arkansas 72032. The registered agent of this corporation, at the registered office address set forth herein shall be John Allison.

SIXTH: The Board of Directors of this Corporation shall consist of not less than two (2) nor more than fifteen (15) persons, the exact number of directors within such minimum and maximum limits to be fixed and determined, from time to time, by resolution of majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors.

SEVENTH: The name and address of the incorporators of this corporation are:

         Ruth T. Dearing               Donald R. Dearing
         P.O. Box 496                  P.O. Box B
         Holly Grove, Arkansas 72069   Holly Grove, Arkansas 72069

                                       Herd E. Stone
                                       P.O. Box A
                                       Holly Grove, Arkansas 72069

EIGHTH: To the maximum extent permitted by the Arkansas Business Corporation Act of 1987, as it now exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duties as a director.

NINTH: (a) Every person who was or is a party of, is threatened to be made party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation (or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to any procedure specified in the Arkansas Business Corporation Act, as amended and as the same may be amended hereafter, against all expenses, liabilities and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may enforced in any lawful manner by such person, and the Corporation may in the discretion of the Board of Directors enter into indemnification agreements with its directors and officers. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provision of law or otherwise, as well as his rights under this section.


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               (b) The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is, or was, a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or as its representative in a partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

               (c) Expenses incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is, or was, a director or officer of the Corporation (or is or was serving at the Corporation's request as a director or officer of another corporation or as its representative in a partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding (1) upon authorization (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion, or (iii) by the shareholders; and (2) upon receipt of an undertaking by, or on behalf of, such person to repay such amount, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the Arkansas Business Corporation Act as the same now exists or as it may hereafter be amended.

               (d) If any provision of this Article or the application thereof to any person or circumstance is adjudicated invalid, such invalidity shall not affect other provisions or applications of this Article which lawfully can be given without the invalid provision of this Article.

     IN WITNESS WHEREOF, the President and Chairman of the Corporation has set his hand this 12th day of March, 1999.

                                        HOME BANCSHARES, INC.


                                        By /s/ JOHN ALLISON
                                           -------------------------------------
                                           John Allison, Chairman


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